Exhibit 10.17

THIS AGREEMENT MADE AS OF THE 1st DAY OF JULY, 2005

BETWEEN:

NORTHERN ALBERTA OIL LTD.
a body corporate
(hereinafter referred to as "the Company")

OF THE FIRST PART

- and -

EDMONTON INTERNATIONAL AIRPORT HOTEL LTD.
D/B/A CONCORDE CONSULTING
a body corporate
(hereinafter referred to as “the Consultant”)

 OF THE SECOND PART

CONSULTING AGREEMENT

WHEREAS the Company is in the business of buying, selling, financing, developing or otherwise dealing with oil and gas properties

AND WHEREAS the Company has agreed to hire the Consultant to provide the services and expertise of Curtis Sparrow (hereinafter referred to as “ the Consultant’s Representative”) to manage and supervise all of the Company’s operations, projects or joint ventures as the case may be.

AND WHEREAS the Company considers the Consultant and the Consultant Representative to possess a unique background that consists of a special skills and expertise in a combination of areas; such as the oil and gas industry, finance, regulatory, and administration areas of the Company’s business.

AND WHEREAS the Company wishes to retain the aforementioned special and unique skills and expertise of the Consultant and the Consultant’s Representative on a continuing long term basis.

AND WHEREAS although the Consultant has been providing similar services to the Company since January, 2005, and before that to the Company’s parent, Deep Well Oil & Gas (hereinafter referred to as “DWOG”), given the recent events with DWOG and that all parties wish to ensure the continued, undistracted services of the Consultant for years into the future.

AND WHEREAS the Company and DWOG recognize that a Change in Control (as hereinafter defined) may result in the departure or distraction of the Company's key management personnel, including the Consultant, to the detriment of the Company and its shareholders;

AND WHEREAS the Board considers that it is imperative and in the best interests of the Company and its shareholders that notwithstanding any Potential Change in Control (as hereinafter defined), the Company be able to rely on the Consultant to continue in its position;

AND WHEREAS to induce the Consultant to remain under contract to the Company and to assure the Company of the continued attention and services of the Consultant notwithstanding any Potential Change in Control, the parties hereto have determined to enter into this Consulting Agreement;

AND WHEREAS it is recognized by all parties that the more completely and longer that the Company dominates the Consultant’s available time and resources, to the detriment of other past, present, and prospective clients, projects and activities of the Consultant, that it becomes increasingly more difficult for the Consultant to retain the level of service to its past and present clients and continue marketing activities to develop new clients, therefore the Consultant’s present and future business prospects will suffer as a result of entering into this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein, the Parties agree as follows:

1	EFFECTIVE DATE

Effective July 1, 2005, the Consultant shall continue to provide the services as in the past and as set out below and the Consultant’s Representative shall continue to assume the responsibilities of President, Secretary, and Project Manager on behalf of the Company with respect to each and every project undertaken by the Company until termination of this Agreement in accordance with the terms herein. In addition, the Consultant and the Consultant’s Representative will be asked to perform duties for Deep Well Oil & Gas, Inc. who, as of June 7, 2005, acquired all of the common shares of the Company. It is acknowledged that this is a continuation of the services supplied to the Company since January, 2005 and to Deep Well Oil & Gas, Inc. before that.

2	TERMS OF CONTRACT

This Agreement shall remain effective and the Consultant’s Representative shall continue to provide his expertise and service as President, Secretary, and Project Manager for the Company in regards to all matters undertaken on behalf of the Company until terminated in accordance with the terms herein.

3	FEES

3.1
The Company will pay fees to the Consultant in the sum of ONE HUNDRED AND EIGHTY THOUSAND ($180,000.00) DOLLARS per annum in Canadian currency (the “Fee”) by equal monthly installments of FIFTEEN THOUSAND ($15,000.00) DOLLARS (the “Monthly Fee”) each commencing on the last day of July, 2005 and continuing thereafter on the last day of each month up to and including the last day of June, 2007, or until this Agreement is otherwise terminated in accordance with the terms set out herein. These Fees do not include any fees or remuneration that the Consultant or the Consultant’s Representative receive for acting as a director of Deep Well Oil & Gas, Inc.

3.2
the Company (directly or through DWOG) will grant the Consultant the same participation in all benefits or incentive programs, options, incentive options, bonuses, deferred remuneration programs as it offers its most favoured remunerated senior employee, consultant or contractor.

4	EXPENSES

The Company shall reimburse the Consultant, at cost, for all third party, travel, long distance, cellular, meal, meeting, rental, equipment and office expenses incurred on behalf of the Company. Mileage will be charged at $0.50 per kilometer escalating in accordance with the Canadian Revenue Agency guidelines.

5	TERM

The term of this Agreement shall be for two (2) years commencing July 1, 2005, and shall continue until June 30, 2007. At the end of the term herein, the contract shall automatically renew for an additional six (6) month interval and thereafter on perpetual six (6) month intervals until such time as it may be terminated by either party by way of a written notice delivered to the other party. Such Notice shall be delivered to the other party at least three (3) months (“Notice Period”) prior to the date of termination, and this agreement shall remain in place and enforceable until the end of the Notice Period.

6	INDEPENDENT CONTRACTOR

The Consultant shall perform the services as an independent contractor. Nothing contained in this Agreement shall be deemed to create any association, partnership, joint venture, or relationship of principal and agent or employer and employee between the parties hereto or to provide either party with the right, power or authority, whether express or implied, to create any such duty or obligation on behalf of the other party. The Consultant also agrees that it will not hold itself out as an affiliate of or partner, joint venturer, co-principal or co-employer with the Company, by reason of the Agreement and that the Consultant will not knowingly permit any of its employees, agents or representatives to hold themselves out as, or claim to be employees of the Company by reason of the Agreement.

7	TERMINATION

This Agreement will terminate and cease only upon:

7.1	receipt of written notice as set out in Section 5 herein, or

7.2	upon the death of the Consultant’s Representative, or

7.3	if the Consultant’s Representative becomes physically or mentally disabled to the extent that he can no longer carry out his duties as set forth in this Agreement.

8	TERMINATION AFTER POTENTIAL OR REAL CHANGE IN CONTROL

8.1	For the purposes of this section, the following terms have the meanings indicated:

8.1.1	"Voting Shares" means any shares of capital stock of the Company or DWOG entitled to vote generally in the election of directors of the Company or DWOG;

8.1.2
"Person" includes any individual, firm, partnership, trust, trustee, executor, administrator, legal personal representative, government, governmental body or authority, corporation or other incorporated or unincorporated organization;

8.1.3
"Change in Control" means the occurrence at any time after the date of this Agreement of any change in the holding, direct or indirect, of Voting Shares as a result of which a Person, or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, are in a position to exercise effective control of the Company and for the purposes of this Agreement a Person, or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, shall be deemed to be in a position to exercise effective control of the Company or DWOG if;

8.1.3.1
any Person, or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or DWOG), is or becomes the beneficial owner, directly or indirectly, of any Voting Shares or other securities of DWOG. which directly or following conversion thereof would entitle the holder thereof to cast more than 15% of the votes outstanding which could be cast in an election of directors of DWOG;

8.1.3.2
pursuant to a single election or appointment or a series of elections or appointments over any period of 24 months from June 7, 2005 and after the date of this Agreement, those individuals who at the beginning of such period constituted the Boards of the Company and DWOG, together with any new or additional director or directors whose election or appointment to the Boards of the Company or DWOG has been approved by those of such individuals then remaining as directors from the original Boards, become for any reason (other than the death, disability or retirement of those individuals, or any of them,) to constitute a minority of the Board of the Company or DWOG;

8.1.3.3
the Board of DWOG by resolution duly adopted by the affirmative vote of a majority of the votes cast by the entire Board of DWOG, determines that for purposes of this Agreement a change in control of DWOG has occurred; or

8.1.3.4
the Company or DWOG disposes of a majority of the capital stock of the Company or DWOG which is entitled to vote generally in the election of directors of the Company or DWOG, as the case may be, or of all or substantially all of the business and assets of the Company or DWOG to any Person other than a Person who is deemed to be an affiliate of the Company or DWOG;

8.1.4	"Potential Change in Control" means the occurrence at any date hereafter of any one of the following events:

8.1.4.1	any Person publicly announces an intention to take actions which, if carried out, would constitute a Change in Control;

8.1.4.2	the Company or DWOG enters into an agreement or proposes to take action which, if carried out, would result in the occurrence of a Change in Control;

8.1.4.3
any Person, or group of Persons, or Persons acting jointly or in concert, together with any associate or affiliate of any such Person or Persons, acquires a holding, direct or indirect, of Voting Shares and/or other securities in excess of the number which, directly or following conversion thereof, would entitle the holders thereof to cast 15% of the votes attaching to all Voting Shares; or

8.1.4.4
the Board of the Company or the Board of DWOG, by resolution duly adopted by the affirmative vote of a majority of the votes cast by the entire board of the Company or DWOG, determines that for purposes of this Agreement a Potential Change in Control has occurred.

8.1.5	"Involuntary Termination" means any one of the following events if such event occurs within 24 months after a Change in Control:

8.1.5.1
any actual or express termination by the Company or DWOG of this Agreement following any Change in Control which is not due to the death of the Consultant’s Representative or a condition of total and continuing disability which renders the Consultant’s Representative incapable of performing his essential job duties as set out in this Section 7.3 of this Agreement;

8.1.5.2
any change in the Consultant's or Consultant’s Representative’s title, reporting relationship, responsibilities or authority as in effect immediately prior to any Change in Control which adversely affects to a material degree his role in the management of the Company or DWOG;

8.1.5.3
any reduction in the Consultant’s Fees paid by the Company as in effect immediately prior to any Change in Control or, if such Fees has been subsequently increased at any time or from time to time, any reduction in such increased Fees;

8.1.5.4	a failure or refusal of the Company to renew this Agreement after any Change in Control shall have occurred;

8.2
Upon the occurrence of a Change in Control or a Potential Change in Control the Consultant shall have the right, exercisable by notice to the Company within three months from the date on which the Change in Control or Potential Change in Control occurs, to terminate this Agreement. The expiry of the Consultant's rights under his Section 8.2 with respect to any particular Change in Control or a Potential Change in Control will not prevent the Consultant from exercising such right of termination with respect to any subsequent occurrence of a Change in Control or a Potential Change in Control.

8.3
Upon the occurrence of an Involuntary Termination the Consultant shall have the right, exercisable by notice to the Company within three months from the date on which the Involuntary Termination occurs, to terminate this Agreement. If the Consultant does not terminate this Agreement with in such period, his right to terminate the Agreement under this Section 8.3 with respect to such Involuntary Termination shall expire but this Agreement will otherwise continue in full force and effect. The expiry of the Consultant's rights under his Section 8.3 with respect to any particular Involuntary Termination will not prevent the Consultant from exercising such right of termination with respect to any subsequent occurrence of an Involuntary Termination.

8.4
If the Consultant terminates this Agreement pursuant to Section 8.2 or 8.3, the Consultant shall, at the request of the Company, continue its services with the Company for a period up to one month following such termination at its then existing Fee level to assist the Company in an orderly transition of management. The amount paid to the Consultant under this Section 8.4 will not reduce the amount payable under Section 8.5

8.5	If the Consultant terminates this Agreement pursuant to Section 8.2 or 8.3, the Company shall, within 10 days of notice to the Company:

8.5.1	pay to the Consultant all outstanding amounts for past Fees and expenses;

8.5.2	an amount equal to the amounts remaining under the Term set out in Section 5 at the rates set out in Section 3.1, and

8.5.3	an additional amount equaling :

[12 + YE] * [CMF ]

Where:

CMF = the Consultant's Monthly Fee at the time of the termination, or the Fees at the time of a Change in Control, if higher.

YE = the number of full years (each year being a period of 12 months) since February 6, 2004

If [12 + YE] exceeds 24, it shall be deemed to equal 24.

8.6	If, in relation to Termination because of a Change in Control, a Potential Change in Control or an Involuntary Termination, a dispute arises regarding:

8.6.1	whether or not an Involuntary Termination has occurred;

8.6.2	the validity, interpretation or enforcement of this Agreement; or

8.6.3	the right of the Consultant to receive any remuneration or payments referred to in this Agreement:

the Company shall, from time to time, on demand by the Consultant, pay all reasonable legal fees and expenses incurred by the Consultant, acting reasonably and in good faith, in contesting or disputing the Company's position or seeking to obtain, enforce or retain any right, benefit or payment provided for in this Agreement;

8.7
The Company shall use its best efforts to require any successor, whether direct or indirect to all or substantially all of the business and/or assets of the Company or DWOG to expressly agree to assume and to perform this Agreement in the same manner that the Company would have been required to perform it if no such succession had occurred. If the Company fails to obtain such Agreement prior to the effective date of such succession, the Consultant shall be entitled to terminate this Agreement and receive the payments and benefits outlined in Section 8.3Error! Reference source not found. as if the Consultant had terminated this Agreement upon an Involuntary Termination.

8.8
The parties confirm that the provisions of this Article 8 are reasonable and that the total amounts payable as outlined herein are reasonable estimates of the damages which will be suffered by the Consultant in the event of a Change in Control, Potential Change in Control or an Involuntary Termination and shall not be construed as a penalty and shall not be reduced if the Consultant shall secure, or shall not pursue, alternative consulting engagements following the termination of this Agreement under this Article 8.

9	CONSULTANT’S DUTIES

The Consultant covenants and agrees that it will provide the services of the Consultant’s Representative on a non-exclusive basis that will:

9.1	serve the needs of the Company for a President, Secretary, and Project Manager of the Company’s business.

9.2	serve the needs of DWOG for Chief Financial Officer and Secretary.

10	NOTICE

Notices served in accordance with the provisions of the Agreement shall be in writing and served in person to the other party or mailed postage prepaid:

To the Company:

Suite 510, Royal Bank Building,
10117 Jasper Avenue
Edmonton, Alberta
T5J 1W8

To the Consultant:

Concorde Consulting
c/o PO Box 21117
Edmonton, AB T6R 2V4
Attention: Curtis Sparrow

11	INDEMNITY

The Company and DWOG shall continue the existing indemnity for the Consultant and the Consultant’s Representative in the form as attached as Schedule “A”.

12	COMPLETE AGREEMENT

This Agreement expresses the final Agreement between the Consultant and the Company with respect to all matters herein and no representations, inducements, promises or agreements or otherwise between the parties not embodied herein shall be of any force and effect. This Agreement shall not be altered, amended or qualified except by a memorandum in writing, signed by both the Consultant and the Company, and any alteration, amendment or qualification thereof shall be null and void and shall not be binding upon any such party unless made and recorded as aforesaid.

13	RETURN OF PROPERTY

Upon any termination of this Agreement the Consultant shall at once deliver or cause to be delivered to the Company all books, documents effects, money, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Consultant and the Company and DWOG shall at once deliver or cause to be delivered to the Consultant all books, documents effects, money, securities or other property belonging to the Consultant or for which the Consultant is liable to others, which are in the possession, charge, control or custody of the Company or DWOG. Recognizing that both Parties many have an interest in certain notes, papers and documents, then a copy shall be provided to the other Party.

14	ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the permitted successors and assigns of the parties hereto.

15	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of Alberta.

16	CONSTRUCTION

In this Agreement, except as otherwise expressly provided, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be read and construed as agreeing with the required word and pronoun.

17	HEADINGS

The division of this Agreement into paragraphs and the use of headings is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions.

18	TAXES

The Consultant hereby warrants to the Company that it is, or will be, registered for GST and that its GST number will be on all invoices.

IN WITNESS WHEREOF the Parties hereto have properly executed this Agreement as of the effective date first above written.

NORTHERN ALBERTA OIL LTD.

Per: /s/ Moses Ling

EDMONTON INTERNATIONAL AIRPORT HOTEL LTD.
D/B/A CONCORDE CONSULTING

Per: /s/ Curtis Sparrow

Acknowledged to by;

DEEP WELL OIL & GAS, INC.

Per: /s/ Horst A. Schmid